EXHIBIT 10.18
                      SEVERANCE AND CONSULTING AGREEMENT


      THIS AGREEMENT, executed on February 17, 1998, but effective as of March 1, 1998 (the "Effective Date"), is between WEATHERFORD ENTERRA, INC., a Delaware corporation (the "Company"), and MARION E. EAGLES (the "Consultant").

                             W I T N E S S E T H:

      WHEREAS, the Consultant as of the Effective Date will have (i) resigned as an employee of the Company, (ii) resigned each office that the Consultant held with each subsidiary of the Company identified on EXHIBIT A (the "Subsidiaries") hereto, (iii) resigned as a director of each of the Subsidiaries, and (iv) resigned as a member of the Administrative Committee of each employee benefit plan of the Company that is administered by such committee; and

      WHEREAS, except as provided otherwise herein, the Company and the Consultant wish to provide for the termination of all employment or other arrangements between the Company and the Consultant and between the Consultant and each of the Subsidiaries; and

      WHEREAS, the Company wishes to retain the Consultant as an independent contractor, and not as an employee of the Company, to provide the Company the services hereinafter specified for a period of 36 months commencing on the Effective Date;

      NOW, THEREFORE, in consideration of the promises, the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

      Section 1 CONSULTING SERVICES.

           (a) During the period from the Effective Date through February 28, 2001 (the "Expiration Date"), unless sooner terminated as hereinafter provided (the "Consulting Period"), the Consultant shall consult from time to time with the officers, directors and other agents of the Company, the Subsidiaries and other subsidiaries and affiliates of the Company (the Subsidiaries and other subsidiaries and affiliates collectively, the "Weatherford Group Entities") with respect to (i) the operations, practices, history, employees, properties and existing and future financial arrangements of the Company and the Weatherford Group Entities and (ii) any other affairs of the Company and the Weatherford Group Entities for which the Consultant had sole or shared responsibility, in whatever capacity.

           (b) The Consultant shall not, and shall not be required to, provide such consulting services unless specifically requested to do so by the President and Chief Executive Officer of the Company. In providing such consulting services, the Consultant shall be an independent contractor of the Company, and no employment relationship shall exist between
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the Company and the Consultant on or after the Effective Date. In no event shall the Consultant be required to expend more than 500 hours per year, 42 hours per month, or 10 hours per week, in providing such consulting services. The Consultant shall not be required, without his consent, to perform such consulting services at any place other than the City of Houston metropolitan area.

      Section 2 CASH COMPENSATION.

           (a) The Company will pay the Consultant such compensation as is owed to the Consultant, and extend such other benefits to which the Consultant is entitled, as an employee of the Company up to the Effective Date. In addition, the Company will pay the Consultant such bonus for 1997 fiscal year as is owed to the Consultant in accordance with the 1997 Management Incentive Bonus Plan. All such amounts shall be less any amounts that the Company shall determine it is required by law or regulation to withhold, including income taxes and social security.

           (b) As soon as practicable after the Effective Date, the Company will pay the Consultant all earned but unused vacation as of the Effective Date, less any amounts that the Company shall determine it is required by law or regulation to withhold, including income taxes and social security.

           (c) Except as provided otherwise herein, in consideration for the agreements of the Consultant herein contained (including without limitation the Release of All Claims provision included in Section 1 of this Agreement) and as compensation for the services provided to the Company by the Consultant pursuant to Section 12 of this Agreement, the Consultant shall be entitled to receive from the Company $12,500 per month, on a monthly basis (or such other basis as agreed to by the Company), beginning approximately March 31, 1998, and ending approximately February 28, 2001, provided that the Company shall be entitled to withhold from such payments any amounts that the Company shall determine it is required by law or regulation to so withhold, including income taxes and social security taxes. The Company will reimburse the Consultant for all reasonable expenses that the Employee may incur in the performance of the consulting services which are requested to be performed by him, including travel, lodging and similar items.

           (d) All amounts owed to the Consultant shall be paid to the Consultant by check drawn on an account of the Company, payable to the Consultant (or, in the event of the death of the Consultant at any time during the Consulting Period, to his widow, or if he is not survived by his widow, to his legal representatives), and mailed not later than the date provided for payment herein to the address for notices to the Consultant determined pursuant to Section 19 of this Agreement.

           (e) The obligation of the Company to make payments to the Consultant pursuant to this Section 2 shall not be affected by the death or disability of the Consultant.

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           (f) If the Company shall continue to fail to make any payment required under this Section 2 after 30 days written notice of such failure from the Consultant (except as provided in Section 16(b) hereof), the Consultant shall have the right to demand and receive immediately from the Company all amounts payable to the Consultant under this Section 2.

           (g) If the Consultant accepts employment with another employer on a full-time basis or agrees to furnish consulting services to another individual or entity on a full-time basis, the Company, at its sole discretion, may reduce or terminate, on an equitable basis, the payments owed pursuant to Subsection
(c) of this Section 2. In no event shall this provision serve to waive the Consultant's obligation to comply with Section 15 hereof or the Company's right to enforce that section. The Consultant's full-time employment or full-time engagement as a consultant by another entity shall not affect the Options (as defined in Section 3(a) hereof) unless as a result of such employment or engagement as a consultant the Consultant engages in a Competitive Business (as defined in Section 15(a)(i) hereof), as provided in Section 15(a)(i) hereof, renders advice or services to, or otherwise assists, any Competitive Business, as provided in Section 15(a)(ii) hereof, or breaches the other provisions of
Section 15 hereof. The term "full-time basis," as used herein, shall mean the performance by Consultant of employment or consulting services for a third party pursuant to an agreement which obligates or requires the Consultant to work regularly more than twenty (20) hours per week for a term of twelve (12) or more consecutive weeks.

           (h) The Company will provide to the Consultant stenographic help and other facilities and services that are suitable and appropriate for the performance of the consulting services which are requested to be performed by him pursuant to this Agreement.

      Section 3 STOCK OPTIONS.

           (a) Immediately prior to the Effective Date, the Consultant held fully vested options granted under various of the Company's Stock Option Plans (the "Option Plans") to purchase (i) up to 6,667 shares of Common Stock, $.10 par value ("Common Stock"), of the Company at $18.50 per share, and (ii) up to 4,000 shares of Common Stock at $31.563 per share (such options being herein collectively called the "Options"). Immediately prior to the Effective Date, the Consultant held unvested options granted under the Company's Option Plans to purchase (i) up to 3,333 shares of Common Stock at $18.50 per share, (ii) up to 8,000 shares of Common Stock at $31.563 per share, and (iii) up to 12,000 shares of Common Stock at $30.625 per share (such options being herein called collectively the "Unvested Options"). Notwithstanding any contrary provision of the Option Plans or of the several agreements pursuant to which the Unvested Options were granted to the Consultant, the rights of the Consultant with respect to said Unvested Options shall be fully vested at the Effective Date (such Unvested Options hereinafter included in the term the "Options").

           (b) The Options remain exercisable by the Consultant in accordance with the provisions of the Option Plans through February 29, 1999, except as otherwise provided

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herein. Any Options that remain unexercised, in whole or in part, after the close of business on February 29, 1999, shall thereupon expire.

           (c) If this Agreement is terminated by either party prior to February 29, 1999, as a result of the Consultant's breach of Section 14 or the Consultant's engaging in a Competitive Business, as provided in Section 15(a)(i) hereof, rendering advice or services to, or otherwise assisting, any Competitive Business, as provided in Section 15(a)(ii) hereof, or breaching the other provisions of Section 15 hereof, any Options that are outstanding at the date of termination shall be forfeited by the Consultant and shall expire.

           (d) If this Agreement is terminated by either party prior to February 29, 1999, for any reason other than as provided in Section 3(c), replacement options will be granted to the Consultant to purchase up to (i) 10,000 shares of Common Stock at $18.50 per share, (ii) up to 12,000 shares of Common Stock at $31.563 per share, and (iii) up to 12,000 shares of Common Stock at $30.625 per share (collectively, the "Replacement Options"). The terms of the Replacement Options shall be the same as the terms of the Options. The Company shall register the shares of Common Stock to be issued to the Consultant upon the exercise of the Replacement Options under applicable securities laws to the same extent, if any, that Company now is obligated to register shares of the Common Stock to be issued to Consultant under the Option Plans. The rights of the Consultant with respect to the Replacement Options shall be fully vested at the date on which they are granted, and the Replacement Options shall be exercisable, in whole or in part, by the Consultant (or, after the death of the Consultant, by his legal representatives) at any time on or before February 29, 1999. Any Replacement Options that remain unexercised, in whole or in part, after the close of business on February 29, 1999, shall thereupon expire.

           (e) Except as otherwise specifically provided in this Section 3, the Consultant shall not be entitled to participate in any Option Plan at any time on or after the Effective Date.

           (f) The Company shall be entitled to withhold from any payment to be made pursuant to Section 2 any portion of any taxable income that (i) is realized by the Consultant as a result of the exercise of any of the Options and
(ii) the Company shall determine that it is required by law or regulation to so withhold under applicable tax laws.

      Section 4 RESTRICTED STOCK.

           (a) Immediately prior to the Effective Date, the Consultant held 5,749 shares of Common Stock that were granted to the Consultant pursuant to the Company's Restricted Stock Incentive Plan (the "Restricted Stock Plan") and which remained subject to restrictions on ownership on the Effective Date (such shares of Common Stock being herein called the "Restricted Shares"). Notwithstanding any contrary provision of the Restricted Stock Plan or of any agreement pursuant to which the Restricted Shares were granted to Consultant,
(i) the Restricted Shares shall not be forfeited by the Consultant as a result of either (x) the

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termination of the Consultant's employment by the Company or (y) the death, disability or incapacity of the Consultant at any time during the Consulting Period and (ii) all restrictions on ownership shall terminate with respect to the Restricted Shares on the Effective Date.

           (b) Except as otherwise specifically provided in this Section 4, the Consultant shall not be entitled to participate in the Restricted Stock Plan at any time on or after the Effective Date.

           (c) The Company shall be entitled to withhold from any payments to be made pursuant to Section 2 any portion of any taxable income that (i) is realized by the Consultant as a result of the termination of any restriction on ownership on any of the Restricted Shares and (ii) the Company shall determine that it is required by law or regulation to so withhold under applicable tax laws.

      Section 5 CERTAIN OTHER BENEFIT PLANS.

           (a) The Consultant shall not be entitled to make contributions to, or otherwise participate in, except as provided in Subsection (d) below, the Company's 401(k) Savings Plan, the Supplemental Savings Plan, the Pension Plan or any similar plan of the Company (collectively, the "Benefit Plans" and, individually, a "Benefit Plan") at any time on or after the Effective Date.

           (b) For purposes of determining the benefits (if any) that are payable to the Consultant pursuant to the terms of any Benefit Plan, the Consultant's vested interest in each account maintained for the benefit of the Consultant pursuant to the terms of such Benefit Plan, and the balance of such account, shall be determined immediately prior to the Effective Date. The Company shall not be obligated to make any contribution pursuant to the terms of any Benefit Plan for the benefit of the Consultant for any period commencing on or after the Effective Date.

           (c) At the Effective Date, the Consultant shall become entitled to receive those benefits (if any) that are payable to the Consultant pursuant to the terms of the several Benefit Plans as a result of the termination of the Consultant's employment by the Company for reasons other than death, disability or retirement. The Company shall cause those benefits to be paid to the Consultant at the times and in the manner provided in the several Benefit Plans.

           (d) To the extent the Consultant has vested amounts in any account maintained for the benefit of the Consultant pursuant to any Benefit Plan, the Consultant shall have the right to request that a distribution not be made and to leave such account balances with the Trustee of the several Benefit Plans, such amounts to be invested in accordance with the Benefits Plans, until such time as the Consultant directs the Company to make a distribution of benefits as provided in the several Benefits Plans.

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      Section 6 HEALTH BENEFITS.

           (a) Immediately prior to the Effective Date, the Consultant participated in the health and dental insurance plans provided by the Company (collectively, the "Health Plan"). The Health Plan provided for the reimbursement of the Consultant for a portion of the amounts expended by the Consultant for certain health care and dental services rendered to the Consultant or to certain eligible dependents of the Consultant, subject to the payment by the Consultant to the Company of a portion of each monthly premium paid by the Company to obtain coverage under the Health Plan for the Consultant and such dependents. Pursuant to the terms of such Health Plan, the Consultant's participation therein shall terminate at the Effective Date.

           (b) The coverage extended to the Consultant pursuant to the Health Plan is extended pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for 18 months after the Effective Date, provided that the Consultant shall pay to the Company no later than the last business day of each month (or authorizes the Company to withhold such amount from amounts otherwise owed to the Consultant pursuant to Section 2 hereof) an amount equal to the COBRA premium established by the Company from time to time for the Consultant and other employees whose employment by the Company has terminated. The Consultant shall have no further rights to coverage under COBRA after August 31, 1999.

           (c) After August 31, 1999, the Consultant shall be entitled to convert the Health Plan, as it relates to the Consultant and any eligible dependents, to an individual policy, upon payment of the applicable conversion fee.

           (d) The Consultant shall not seek reimbursement from the Company for any amount that is reimbursed to the Consultant, or that the Consultant is entitled to have reimbursed to him, under any health insurance plan or other arrangement provided to the Consultant by any future employer of the Consultant, and the Company shall not be obligated to reimburse the Consultant for such amount.

           (e) The Company shall not be obligated to provide health and dental insurance to its employees and no provision hereof shall in any way affect the right of the Company to terminate or change the terms of the Health Plan (including without limitation the amount of the monthly premium charged to participants) at any time.

      Section 7 LIFE INSURANCE. Immediately prior to the Effective Date, the Consultant participated in a group life insurance plan provided by the Company (such plan being herein called the "Life Insurance Plan"), which life insurance policy provided for the payment of two times the Consultant's annual base salary immediately prior to the Effective Date to a designated beneficiary of the Consultant upon the death of the Consultant. Pursuant to the terms of the Life Insurance Plan, the Company's obligations to the Consultant pursuant to the Life Insurance Plan shall terminate at the Effective Date; however, the Consultant shall be

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entitled to convert the Life Insurance Plan to an individual policy in accordance with the terms thereof.

      Section 8 OTHER ITEMS.

           (a) The Consultant shall retain, and shall not owe the Company any amounts in connection with, one membership in Lakeside Country Club, which membership currently is maintained in the name of the Consultant. The Company shall not be obligated to pay, or reimburse the Consultant for, any dues or other expenses incurred with respect to such membership for any period commencing on or after March 1, 1998.

           (b) As soon as practicable following Consultant's request, the Company shall transfer to the Consultant the Company's interest in one membership in the Houstonian, which membership currently is maintained by the Company in the name of the Consultant, provided that such transfer is permitted. The Company shall not be obligated to pay, or reimburse the Consultant for, any dues or other expenses incurred with respect to such membership for any period commencing on or after March 1, 1998. Any fee charged by the Houstonian in connection with such transfer shall be paid by the Company.

      Section 9 CHANGE OF CONTROL AGREEMENT.

           (a) The Company and the Consultant are parties to a Change of Control Agreement dated August 16, 1996, between the Company and the Consultant regarding the Consultant's employment in the event of a change of control (the "Change of Control Agreement"). The Change of Control Agreement is rescinded as of December 15, 1997, and the Consultant and the Company waive any provision of the Change of Control Agreement that limits the circumstances under which any provision thereof may be modified, waived or discharged.

           (b) The Company and the Consultant hereby release each other from all liabilities under, and all obligations to perform or observe any term or provision of the Change of Control Agreement.

      Section 10 INDEMNIFICATION AGREEMENT. The Company and the Consultant are parties to an Indemnification Agreement, effective as of March 1, 1993 (the "Indemnification Agreement"). Notwithstanding the termination of the Consultant's employment by the Company on the Effective Date, the Indemnification Agreement shall remain in full force and effect with respect to acts or decisions made by the Consultant while performing consulting services for the Company hereunder, provided that the Consultant shall not be entitled to be indemnified by the Company, whether pursuant to the terms of the Indemnification Agreement or otherwise, on account of any Claim (as defined in the Indemnification Agreement) that is brought by the Company against the Consultant for any alleged breach by the Consultant of any provision of this Agreement.

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      Section 11 NO CHANGE OF CONTROL. Solely for the purpose of defining the respective rights and obligations of the Company and the Consultant under each of the Benefit Plans, the Option Plans and the Restricted Stock Plan, (i) the Company and the Consultant stipulate that at the Effective Date, no event that constitutes a "change of control" of the Company, within the meaning of, or as defined in, any of those plans, has occurred and (ii) the Company and the Consultant agree that the respective rights and obligations of the Company and the Consultant under this Agreement, or under any of those plans, shall not be affected by the occurrence of such an event on or after the Effective Date.

      Section 12 TERMINATION OF EMPLOYMENT AND OF OTHER COMPENSATION ARRANGEMENTS; RELEASE OF ALL CLAIMS.

           (a) The employment of the Consultant by the Company, and the employment of the Consultant by each of the Subsidiaries, is terminated as of the Effective Date.

           (b) Except as otherwise specifically provided in this Agreement,

                (i) the Consultant's participation in all compensation, employee benefit or incentive plans or arrangements theretofore provided by or on behalf of the Company, or by or on behalf of any of the Subsidiaries, is hereby terminated as of the Effective Date;

                (ii) all employment agreements or understandings between the Company and the Consultant, or between any of the Subsidiaries and the Consultant, are hereby rescinded as of the Effective Date; and

                (iii)all legal or equitable rights (if any) of the Consultant (whether vested, contingent, accrued or unaccrued and whether contractual in nature or arising by virtue of any interest in any plan, arrangement or understanding) to receive cash or other consideration from the Company, or from any of the Subsidiaries, on account of the Consultant's employment are hereby relinquished by the Consultant as of the Effective Date.

Without limiting the generality of the foregoing, but subject to the provisions of Section 2(a), the Consultant shall not participate in any future bonuses paid by the Company to its executive officers or other employees, including any bonus that otherwise might have been paid or payable by the Company to the Consultant on account of the performance of the Consultant during that portion of the fiscal year of the Company ending December 31, 1998, that preceded the Effective Date.

           (c) Except for the Company's specific obligations under this Agreement and the Indemnification Agreement, by execution of this Agreement, the Consultant for himself, his legal representatives, heirs and beneficiaries, forever releases the Company, and each of the

                                      -8-
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Weatherford Group Entities, and their directors, officers, employees, agents, or successors from liability for any and all claims, injuries, economic losses, damages and causes of action of any kind, whether presently known or unknown, including but not limited to those related to his employment by the Company and/or the termination of his employment, and forever waives any and all rights he may have in connection with such matters. The Consultant understands and agrees that this release and waiver of all claims includes, but is not limited to, claims or causes of action arising under federal and/or state fair employment or discrimination laws (including without limitation the Age Discrimination in Employment Act), laws pertaining to breach of employment contract, wrongful discharge and common law tort, and any other federal, state or local laws, including but not limited to those relating in any way to his employment, events occurring during the course of his employment, and/or the termination of his employment with the Company. The Consultant understands and specifically agrees that this Agreement and the consideration the Consultant will receive hereunder constitute a complete settlement and release and an absolute bar to any and all claims the Consultant has or may have against the Company or the other indemnified parties, known or suspected. The Consultant acknowledges and agrees, and represents to the Company, that (i) he understands the effect of the provisions of this Subsection (c), (ii) he has had a reasonable time to consider the effect of the provisions of this Subsection (c), and (iii) he was encouraged to consult an attorney with respect to the effect of the provisions of this Subsection (c) and his execution of this Agreement.

           The Consultant covenants and agrees not to bring or join any lawsuit or file any charge or claim against the Company (including each of the Weatherford Group Entities, and their directors, officers, employees, agents, or successors, in any court or before any government agency (except as necessary to protect his rights under this Agreement and any other agreement entered into between the Company and the Consultant including the Indemnification Agreement) relating to his employment and/or the termination of his employment or any events occurring prior to the execution of this Agreement. Moreover, the Consultant shall defend, indemnify and hold harmless the Company and each of the Weatherford Group Entities, and their directors, officers, employees, agents and successors, from any claim, demand or cause of action brought by any heir, administrator, executor, representative, agent or other entity acting by, through or on behalf of the Consultant relating to, based upon or arising out of the subject matters of the release granted herein.

           (d) Except for the Consultant's specific obligations under this Agreement, by execution of this Agreement, the Company, for itself and each of the Subsidiaries and their respective successors and assigns, forever releases the Consultant from liability for any and all claims, injuries, economic losses, damages and causes of action of any kind, whether presently known or unknown, including but not limited to those related to his employment by the Company, and forever waives any and all rights it may have in connection with such matters.

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      Section 13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Company and the Consultant with respect to (i) the resignation of the Consultant from the offices and positions identified on EXHIBIT A hereto; (ii) the payment to the Consultant by the Company, or by any of the Subsidiaries, of any and all settlement, severance or similar consideration; and (iii) any other matter addressed in this Agreement.

      Section 14 CONFIDENTIALITY AGREEMENT.

           (a) The Consultant has had, and (in the course of performing the services required to be performed by the Consultant pursuant to the terms of this Agreement) may continue to have, access to certain confidential financial and other proprietary information of the Company or of each of the Weatherford Group Entities. Such information constitutes valuable, special and unique property of the Company and the Weatherford Group Entities. Subject to the provisions of paragraph (b) of this Section 14, the Consultant shall not, without the prior written consent of the Company, disclose any of such information.

           (b) This Section 14 shall not be construed to prohibit the Consultant from, or subject the Consultant to liability for, disclosing such information
(i) to any director of the Company, (ii) to any officer, employee or other agent of the Company to whom such information is furnished in the normal course of business under established policies of the Company, (iii) when ordered to do so by a governmental authority to whose jurisdiction the Consultant is subject or
(iv) if the Consultant is required by law or regulation to do so.

           (c) This Section 14 shall not apply with respect to information which shall be deemed to be in the public domain or which shall become publicly available, other than through the Consultant's breach of this Section 14, or which was available to Consultant on a non-confidential basis or became known to Consultant from a non-confidential source.

      Section 15 NON-COMPETE; NON-SOLICITATION; NO ACTION THAT WOULD ADVERSELY AFFECT THE COMPANY.

           (a) As part of the consideration for the compensation and other benefits to be provided to the Consultant hereunder, and as additional incentive for the Company to enter into this Agreement, the Consultant and the Company agree to the non-competition provisions of this Section 15. The Consultant agrees that during the Consulting Period, the Consultant will not, directly or indirectly, for the Consultant or others, in any geographic area or market where the Company or any of the Weatherford Group Entities are conducting any business as of the Effective Date or during the Consulting Period:

                (i) engage in (whether by investment or ownership, or as a director, officer, employee, paid agent or paid consultant) any business competitive with the businesses conducted by the Company or any of the Weatherford Group Entities, for which the Consultant was responsible as of the Effective Date, which

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           primarily involve tubular services, fishing and downhole services and the rental of oilfield equipment (a "Competitive Business") provided that ownership of securities or other ownership interest of an entity of which the Consultant owns less than five percent of any class of outstanding securities or other ownership interest shall be permitted;

                (ii) render advice or services to, or otherwise assist, any other person, association or entity who is engaged, directly or indirectly, in a Competitive Business;

                (iii)induce any employee of the Company or any of the Weatherford Group Entities to terminate his or her employment with the Company or the Weatherford Group Entities or solicit the employment of any such employee by any person, association or entity not affiliated with the Company; or

                (iv) interfere with any relationship between the Company or any of the Weatherford Group Entities and any customer or supplier of the Company or such Weatherford Group Entities.

           (b) In addition, during the period of the non-compete agreement, the Consultant shall not take any action that might reasonably be expected to (i) injure the reputation of the Company or any of the Weatherford Group Entities,
(ii) damage the goodwill of the Company or any of the Weatherford Group Entities, or (iii) otherwise adversely affect the business, assets, income or competitive position of the Company or any of the Weatherford Group Entities.

           (c) The Consultant understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Consulting Period, but acknowledges that he will receive sufficiently high compensation and other benefits hereunder to justify such restrictions.

           (d) It is expressly understood and agreed that the Company and the Consultant consider the restrictions contained in this Section 15 to be reasonable and necessary to protect the business of the Company. Nevertheless, if any of the preceding restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the Court, to be enforced.

           (e) It is specifically understood and agreed by the Company that the Consultant may at his option terminate this Agreement at any time prior to the Expiration Date by giving notice of termination to the Company at least five (5) days before the date of termination whereupon this Agreement shall terminate; provided that the Company may elect to earlier

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terminate this Agreement upon receipt of the Consultant's notice of termination.
In the event this Agreement is so terminated by the Consultant, the Company shall be released from its obligations to pay the Consultant any compensation under Section 2(c) hereof accruing thereafter, and the Consultant shall be released, after the date of termination, from his obligations (i) to perform consulting services hereunder and (ii) not to engage in a Competitive Business, as provided in Section 15(a)(i), or not to render advice or services to, or not to otherwise assist, any Competitive Business, as provided in Section 15(a)(ii); provided, however, that although the Consultant may be released as provided in this Section 15(e) from his obligations under Sections 15(a)(i) and 15(a)(ii) above, such that there will be no breach of this Section 15 in the event the Consultant is employed or engaged as a consultant by a Competitive Business or renders advice or services, or otherwise assists, any Competitive Business, it is specifically understood and agreed by the Consultant that should he be so employed or engaged, the Options shall terminate on the date of termination of this Agreement.

      Section 16 INJUNCTIVE RELIEF; CESSATION OF PAYMENTS UPON BREACH.

           (a) Each Party acknowledges that a remedy at law for any actual or threatened breach of the provisions of Section 14 or Section 15 of this Agreement would be inadequate, and each Party agrees that the other shall be entitled to injunctive relief in the event of an actual or threatened breach of any of those provisions.

           (b) Whether or not the Company shall obtain injunctive relief for any actual breach by the Consultant of the provisions of Section 14 or 15 of this Agreement, in the event of such a breach, the Company shall be entitled to withhold payment of any amounts otherwise required to be paid to the Consultant pursuant to the terms of this Agreement to secure the payment of any damage resulting from such breach; provided that the Company must first give the Consultant notice of the facts which the Company believes give rise to such breach and give the Consultant 30 days after the date of such notice to cure such breach.

      Section 17 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) the Consultant and his legal representatives. The Consultant shall not assign or attempt to assign any rights accruing to the Consultant under this Agreement.

      Section 18 GOVERNING LAW. The rights and duties of the Company and the Consultant with respect to this Agreement, and the enforceability, interpretation and construction of this Agreement shall be governed by the laws of the State of Texas.

      Section 19 NOTICES.

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
           (a) Notices to the Consultant under this Agreement shall be given to him in writing at 535 Bolton Place, Houston, Texas 77024, or at such other address as the Consultant shall specify to the Company in writing.

           (b) Notices to the Company under this Agreement shall be given to it in writing at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, marked to the attention of the President and Chief Executive Officer.

      Section 20 RIGHT OF REVOCATION. Consultant acknowledges that he has carefully read this Severance and Consulting Agreement (including without limitation the Release of All Claims provision included in Section 12 hereof); that he has had the opportunity to review it with his legal counsel; that he fully understands its effect; that the only promises made to him to sign this Agreement are those stated herein; that he has been granted 21 days after the date of his receipt of this Agreement to decide whether to accept it; that he shall have seven days after his execution of this Agreement to revoke his agreement to this document; and that he is signing this Agreement voluntarily.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Consultant has executed this Agreement, in each case as of the date first above written.

                              WEATHERFORD ENTERRA, INC.


                              By:/s/
                              -----------------------------------------
                                   Thomas R. Bates, Jr.
                                   President and Chief Executive Officer


                              CONSULTANT


                              /s/
                              -----------------------------------------
                              MARION E. EAGLES

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